EXHIBIT 10.47
AMENDMENT NO. 4
TO
AMERICA WEST CO-BRANDED CARD AGREEMENT
     THIS AMENDMENT NO. 4 TO AMERICA WEST CO-BRANDED CARD AGREEMENT (“Amendment No. 4”) is dated December 5, 2007, by and between US AIRWAYS GROUP, INC., a Delaware corporation (“US Airways Group”), and BARCLAYS BANK DELAWARE formerly known as JUNIPER BANK (“Juniper Bank”).
RECITALS
     WHEREAS, America West Airlines, Inc. (“America West”) and Juniper Bank are parties to that certain America West Co-Branded Card Agreement, dated January 25, 2005 (the “Original Agreement”);
     WHEREAS, US Airways Group merged with America West’s parent company, America West Holdings Corporation, and America West assigned its rights and obligations under the Original Agreement to US Airways Group pursuant to that certain Assignment and First Amendment to America West Co-Branded Card Agreement, dated August 8, 2005 (the “First Amendment”), as amended by that certain Amendment No. 2 to America West Co-Branded Card Agreement, dated September 26, 2005 (the “Second Amendment”), and as amended by that certain Amendment No. 3 to America West Co-Branded Card Agreement, dated December 29, 2006 (the “Third Amendment”, and together with the First Amendment, Second Amendment and the Original Agreement, the “Agreement”);
     WHEREAS, on May 25, 2006, Juniper Bank changed its name to Barclays Bank Delaware;
     WHEREAS, Bank of America, N.A.(USA) (“Bank of America”) instituted litigation regarding Juniper Bank’s and US Airways Groups’ right to enter into the Agreement;
     WHEREAS, US Airways Group, Juniper Bank and Bank of America entered into a Settlement Agreement and Mutual Release dated May 11, 2007, whereby US Airways, Juniper Bank and BofA resolved and settled such litigation (the “Settlement”);
     WHEREAS, in consideration of entering into the Settlement, US Airways Group and Juniper Bank agreed to amend and modify certain terms of the Agreement to incorporate the terms of the settlement of the Bank of America litigation; and
     WHEREAS, US Airways Group and Juniper Bank now desire to amend and modify the Agreement to incorporate such terms of the Settlement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. Definitions. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Agreement.
2. Amendment.
a.	The definition of “Dual Branding Period” in Section 1 of the Agreement is deleted in its entirety and replaced with the following:
“Dual Branding Period” means the period beginning on the Commencement Date and ending on the earlier of the date Juniper Bank becomes the exclusive issuer of the co-branded credit cards bearing the Marks of US Airways Group and December 31, 2008, during which Juniper Bank and Bank of America shall each have the right to market co-branded credit cards bearing the Marks of US Airways Group; provided that at no time on or after January 1, 2006 shall Bank of America have the right to use the America West Marks.
b.	The definition of “Existing Portfolio” in Section 1 of the Agreement is deleted in its entirety and replaced with the following:
““Existing Portfolio” means the Bank of America/America West FlightFund Visa portfolio and/or the US Airways/Bank of America Co-Branded Program portfolio.”
c.	The definition of “Expiration Date” in Section 1 of the Agreement is deleted in its entirety and replaced with the following:
““Expiration Date” means March 31, 2015.”
d.	The definition of “Five Year Term” in Section 1 of the Agreement is deleted in its entirety.

e.	Section 1 of the Agreement is amended by adding the following definition in the appropriate alphabetical order:
“Settlement” as defined in the Recitals of this Agreement.
f.	Section 4.2.2 of the Agreement is deleted in its entirety and replaced with the following:
“4.2.2. Bonus Mile Fees and Base Mile Fees. During the Term of this Agreement, Juniper Bank shall pay a Base Mile Fee to US Airways Group equal to ** for each Base Mile awarded to an Account. In addition, from the Commencement Date until termination or expiration of the US Airways/Bank of America Co-Branded Program, Juniper Bank shall pay a Bonus Mile Fee to US Airways Group equal to ** for each Bonus Mile awarded to an Account. Upon the earlier termination or expiration of the US Airways/Bank of America Co-Branded Program, Juniper Bank shall pay a Bonus Mile Fee to US Airways Group equal to ** for each Bonus Mile awarded to an Account for the remainder of the Term. Notwithstanding the foregoing, for any new Account originated by

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Juniper Bank during the time period between January 1, 2009 through June 30, 2009 that has an Affinity Cardholder who earned Dividend Miles in the US Airways/Bank of America Co-Branded Program in the previous twelve (12) months, Juniper Bank shall pay a Bonus Mile Fee to US Airways Group equal to ** for each Bonus Mile awarded to such new Account during such time period. Should the US Airways/Bank of America Co-Branded Program terminate prior to its expiration and Juniper Bank purchases the entire Existing Portfolio, Juniper Bank shall pay a Bonus Mile Fee to US Airways Group equal to ** for each Bonus Mile awarded to an Account for the remainder of the Term. Base Mile Fees and Bonus Mile Fees shall be awarded as follows:
(a) US Airways Group shall award Base Miles as set forth in Exhibit A and Exhibit B attached hereto.
(b) US Airways Group will from time to time award Bonus Miles to Accounts. Bonus Miles will be awarded as agreed from time to time by the parties for, by way of example only and not limitation, rewards to Customers when they open Accounts, rewards to Affinity Cardholders for engaging in certain categories of transactions as the parties may agree, including, but not limited to, the use of an Account to purchase US Airways Group tickets. The Bonus Mile Fee shall be in addition to, and not in lieu of, the Base Mile Fee that is due for a transaction. For example:
For US Airways Group ticket purchases on the ** for which double miles are awarded for using the credit card, the first mile awarded by US Airways will be compensated by the Base Mile Fee, and the second (bonus) mile will be compensated by the Bonus Mile Fee.”
g.	Section 4.6 of the Agreement is deleted in its entirety and replaced with the following:
“4.6 Early Termination Events. If either of the following occurs then Juniper Bank may, in its sole discretion terminate this Agreement:
          (i) US Airways fails to maintain a frequent flyer program that is as competitive in the marketplace as the FF Program was as of **; provided that Juniper Bank provides written notice of such failure to maintain the competitiveness of the FF Program which will commence a forty-five (45) day period during which US Airways may cure such deficiency; or
          (ii) Passenger Enplanements as measured each month or Active Frequent Flyers in the previous ** below the comparable months in the Passenger Enplanements Baseline Year or Active Frequent Flyer Baseline Year, as

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applicable, and the number of active Affinity Cardholders or the Affinity Card Spend ** from the comparable months in the Affinity Cardholder or Affinity Spend Baseline Years.
In the event Juniper Bank terminates this Agreement pursuant to this Section 4.6, US Airways will promptly repay an amount equal to ** For purposes of this Agreement, (i) “Passenger Enplanements” means the aggregate of ticketed passengers flown on America West and US Airways branded aircraft as reported by US Airways for the twelve month period ending September 30 (for avoidance of doubt, as of the date of this Agreement, Passenger Enplanements includes passengers flown on Mesa Airlines or any other carrier operated as America West Express or US Airways Express but does not include passengers flown on Hawaiian Airlines, except, for example, a passenger flown on an Albuquerque-Phoenix-Honolulu flight, the Albuquerque-Phoenix segment of such flight would be included as a Passenger Enplanement), and (ii) “Active Frequent Flyer” means a US Airways FF Participant who has accrued miles from flights on America West or US Airways in the twelve month period ending September 30. The “Passenger Enplanements Baseline Year” shall be the combined pre-merger US Airways and America West Passenger Enplanements for the twelve month period ending September 30, 2005. The “Active Frequent Flyer Baseline Year” shall be the combined pre-merger US Airways Group and America West Active Frequent Flyers for the twelve month period ending September 30, 2005, less the number of FF Participant accounts eliminated as a result of the pre-merger membership in both the US Airways and America West frequent flyer programs. The “Affinity Cardholder Baseline Year” shall be the combined pre-merger US Airways and America West Active Cardholders for the twelve month period ending September 30, 2005 and the “Affinity Spend Baseline Year” shall be the combined pre-merger US Airways and America West spend on Affinity Cards for the twelve month period ending September 30, 2005.”
h.	Section 4.11 of the Agreement is deleted in its entirety and replaced with the following:
“4.11 Merger Bonus Payment. Juniper Bank paid US Airways Group a one-time payment of one hundred thirty million dollars ($130,000,000.00) (“Merger Bonus Payment”) on October 3, 2005 as part consideration for entering into the Agreement.
i.	Section 4.12 of the Agreement is amended by adding the following at the end of the Section:
“The foregoing notwithstanding, the Annual Bonus Payment due on February 1, 2008 shall be equal to ** and the Annual Bonus Payment Date in 2009 shall be ** Notwithstanding the foregoing, in the event Juniper Bank agrees to purchase ** of the Existing Portfolio prior to the Annual Bonus Payment Date, the amount of the Annual Bonus Payment to be paid shall be **.

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j.	Section 5.1 of the Agreement is deleted in its entirety and replaced with the following:
“5.1 Term. This Agreement shall be effective as of the Effective Date and shall continue for a term (the “Term”) commencing on January 1, 2006 (the “Commencement Date”) and ending on the Expiration Date, unless earlier terminated by either party pursuant to Section 12 of this Agreement. As of the date of expiration or termination of this Agreement, FF Program mileage will no longer be granted for a FF Participant’s use of an Affinity Card. The termination of this Agreement shall not affect any rights or obligations which shall have accrued prior to the date of termination, including, but not limited to, payments due US Airways Group hereunder for FF Program mileage earned by FF Participants prior to said date, including adjustments posted following termination of this Agreement.”
k.	Section 9 of the Agreement is deleted in its entirety and replaced with the following:
“9. EXCLUSIVITY.
     9.1 US Airways Commitments. During the Term of this Agreement, US Airways will not enter into any agreement, which has an effective date prior to the termination of this Agreement for participation in the FF Program pursuant to which a FF Participant may accumulate miles in the FF Program through use of a credit card pursuant to this Agreement.
     9.2 Exceptions. Notwithstanding the provisions set forth in Section 9.1 above, US Airways may **
     9.3 Juniper Bank Commitment. During the Term of this Agreement, Juniper Bank shall advise US Airways, in writing, of Juniper Bank’s participation in any other airline frequent flyer program as soon as reasonably practical after the commencement date of the agreement pertaining to such participation.”
l.	Section 15 of the Agreement is deleted in its entirety.

m.	The Agreement is amended by adding the following new sub-Sections (vii) and (viii) at the end of Section 18:
“(vii) **
(viii) US Airways Group and Bank of America have entered into a settlement agreement to resolve the litigation brought by Bank of America and said agreement contains certain provisions regarding notice to Bank of America Cardmembers at the end of the term of the US Airways-Bank of America co-branded agreement. **.”
n.	The Agreement is amended by adding the following new Section 26 to the end of the Agreement:

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“26. **
3. Effectiveness. This Amendment No. 4 shall be effective on the Effective Date.
4. Effect. Except as set forth in this Amendment No. 4, the Agreement shall remain in full force and effect and each of US Airways Group and Juniper Bank hereby restates and affirms all of the terms and provisions of the Agreement. If any conflict exists between the terms and provisions of the Agreement and this Amendment No. 4, the terms and provisions of this Amendment No. 4 will govern and control.
5. Entire Agreement. The Agreement, as amended by this Amendment No. 4, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.
6. Counterparts. This Amendment No. 4 may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart signature page by facsimile shall be effective as a manually executed signature page.
     IN WITNESS WHEREOF, Juniper Bank and US Airways Group have executed and delivered this Amendment No. 4 as of the date first written above.

US AIRWAYS GROUP, INC.	BARCLAYS BANK DELAWARE
Formerly known as
JUNIPER BANK

/s/ J. Scott Kirby	/s/ Lloyd Wirshba
By: J. Scott Kirby	By: Lloyd Wirshba
Title: President	Title: Chief Executive Officer

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